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                                                                   EXHIBIT 11

                   DIMON INCORPORATED AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER COMMON SHARE
              THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                September 30     September 30
                                                    1996             1995
(in thousands, except per share amounts)        _________        _________
Primary
  Earnings
    Net Income . . . . . . . . . . . . . . . .   $15,265         $  6,028
                                                 ========        =========
 Shares
    Weighted average number of common
      shares outstanding. . . . . . . . . . .     42,367           38,098
    Shares applicable to stock options,
      net of shares assumed to be purchased
      from proceeds at average market price .        165               76
                                                 ________         ________
    Average Number of Shares Outstanding. . .     42,532           38,174
                                                 ========         ========
 Earnings per Share
    Net Income . . . . . . . . . . . . . . .        $.36             $.16
                                                    ====            =====

Assuming Full Dilution
 Earnings
 Income (loss) before extraordinary
    items and cumulative effect of
    accounting change. . . . . . . . . . . .     $15,265          $ 6,028

    Add after tax interest expense
      applicable to 7 3/4% Convertible
      Debentures issued June 3, 1993 . . . .           -              669
                                                _________       __________
    Adjusted Net Income. . . . . . . . . . .     $15,265          $ 6,697
                                                 ========        =========
 Shares
    Weighted average number of common
      shares outstanding . . . . . . . . . .      42,367           38,098
    Shares applicable to stock options,
      net of shares assumed to be
      purchased from proceeds at average
      market price . . . . . . . . . . . . .         173               76
    Assuming conversion of 7 3/4%
      Convertible Debentures at
      beginning of period. . . . . . . . . .           -            4,177
                                                _________         ________
    Average Number of Shares
      Outstanding. . . . . . . . . . . . . .      42,540           42,351
                                                =========         ========

Earnings Per Share
    Net Income as Adjusted . . . . . . . . .        $.36             $.16
                                                    ====             ====
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